EXHIBIT 10.7






                       TERM LOAN AGREEMENT


     THIS TERM LOAN AGREEMENT is made and entered into as of the 1st day of December, 1993, by and among RIVER BANK AMERICA, a New York banking corporation formerly known as East River Savings Bank (hereinafter called "Lender"); PELICAN SOUND APARTMENTS, INC., a Florida corporation (hereinafter called "Borrower"); and FENGAR INVESTMENTS CORPORATION, a Canadian corporation (hereinafter called "Guarantor").

                       W I T N E S E T H:

     WHEREAS, Lender heretofore made a mortgage loan evidenced by certain promissory notes (the "Original Loan") to Pelican Sound Limited Partnership, a Florida limited partnership ("Original Borrower") in the aggregate principal amount of FIFTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($15,750,000.00) to provide mortgage financing of a 379 unit residential project known as the "Pelican Sound Apartments" (the "Project"); and

     WHEREAS, the Original Loan was further evidenced and/or secured by the following instruments and documents (collectively, the "Original Loan Documents"), each of which was executed by Original Borrower and delivered to Lender:

               (a)  The Mortgage (as hereinafter defined);

               (b) Assignment of Landlord's Interest in Rents and Leases by Original Borrower (as hereinafter defined) in favor of Lender, dated September 30, 1987 recorded October 2, 1987, in Official Records Book 6593, Page 2016 of the Public Records of Pinellas County, Florida ("Assignment of Leases 1");

               (c) UCC1 Financing Statement by Original Borrower as Debtor, in favor of Lender, as Secured Party, recorded
October 2, 1987, in Official Records Book 6593, Page 2032 of the
Public Records of Pinellas County, Florida;

               (d) Assignment of Landlord's Interest in Rents and Leases by Original Borrower in favor of Lender, dated December 27, 1989 recorded January 3, 1990 in Official Records Book 7167, Page 1945 of the Public Records of Pinellas County, Florida ("Assignment of Leases 2");

               (e) UCC1 Financing Statement by Original Borrower as Debtor, in favor of Lender, as Secured Party, recorded
January 3, 1990, in Official Records Book 7167, Page 1994 of the
Public Records of Pinellas County, Florida.

     WHEREAS, effective as of December 27, 1989, the Project was conveyed to Pelican by Original Borrower, by special warranty deed recorded in Official Records Book 7167, Page 1998, Public Records of Pinellas County, Florida, and Pelican assumed all obligations of Original Borrower with respect to the Original Loan by virtue of a certain Release and Assumption Agreement dated as of December 27, 1989, executed by and among Borrower, Lender and Partnership (the "Assumption Agreement"), which Assumption Agreement is recorded in Official Records Book 7167, Page 2002, Public Records of Pinellas County, Florida; and

     WHEREAS, following the conveyance of the Project to Pelican, the Original Loan became guaranteed by Guarantor by virtue of a certain Guaranty of Payment dated as of December 27, 1989 (the
"Guaranty");

     WHEREAS, the outstanding principal amount of the Original Loan has been reduced and Borrower has of even date herewith executed and delivered to Lender that certain Renewal Mortgage Promissory Note (the "Note") in the principal amount of TEN MILLION AND NO/ 100 DOLLARS ($10,000,000.00) evidencing a renewed loan (the "Renewed Loan") from Lender to Borrower; and

     WHEREAS, Borrower, Guarantor and Lender have agreed to certain terms and conditions with respect to the Renewed Loan as more particularly set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the mutual receipt and sufficiency of which are hereby acknowledged,

     IT IS HEREBY AGREED, by and among the parties hereto, as follows:

     1. Recitals. The foregoing recitals are true and correct, and are by this reference made a part of this Agreement.

     2. Defined Terms. As used in this Agreement, the following terms shall have the meanings hereinafter ascribed to them in this subparagraph:

          2.1 Budget. The budget of income and expenses for the Project which has, from time to time, been provided Lender as provided in Paragraph 6, below.

          2.2 Extension Term. In the event that Borrower elects the Extension Term as provided in the Note, the period commencing on the fifth (5th) anniversary of the date of this Agreement and ending on the Maturity Date.

          2.3 Initial Term. The period commencing on the date of this Agreement and ending on the fifth (5th) anniversary of the date of this Agreement.

          2.4 Letter of Credit. The letter of credit to be provided to Lender as additional security pursuant to the provisions of Paragraph 3, below.

          2.5  Loan Documents.  The Original Loan Documents, the
Note, the Mortgage, this Agreement and all other documents heretofore or hereafter executed in connection with the Original
Loan and/or the Renewed Loan.

          2.6 Loan Term. The period from the date of this Agreement through and including the Maturity Date.

          2.7  Maturity Date.  The earlier of (i) the Stated
Maturity Date or (ii) the date upon which the indebtedness evidenced by the Note becomes due and payable by reason of a default, beyond any applicable grace or notice periods, hereunder or under any of the other Loan Documents.

          2.8 Monthly Tax Escrow Payment. The amount to be placed in the Tax Account monthly for the payment of real and personal property taxes on the Project, which shall be in the amount of one-twelfth of the anticipated real and personal property taxes to be assessed against the Project for the then-applicable tax year, which Monthly Tax Escrow Payment for the first twelve (12) month period commencing December 1, 1993, shall be in the amount of $27,212.40.

          2.9 Mortgage. That certain Building Loan Mortgage dated as of the 30th day of September, 1987, executed by Original Borrower in favor of the Lender (under its former name of "East River Savings Bank") securing Note 1 and encumbering the Premises ("Mortgage 1"), Mortgage by Original Borrower in favor of the Lender, dated December 27, 1989 recorded January 3, 1990 in Official Records Book 7167, Page 1916 of the Public Records of Pinellas County, Florida ("Mortgage 2"), given as security for
Note 2, as consolidate, amended and restated by Mortgage Consolidation and Modification Agreement by and between the Partnership and Lender, dated as of December 27, 1989, recorded January 3, 1990 in Official Records Book 7167, Page 1961, in the Public Records of Pinellas County, Florida, pursuant to which Mortgage 1 and Mortgage 2 were amended and restated in their entirety and consolidated as a single mortgage lien securing a consolidated indebtedness as of the date thereof in the principal amount of $15,750,000.00, as further amended by that certain Mortgage Modification Agreement executed by the Borrower and the Lender of even date herewith.

          2.10 Project Manager. Decade Properties, Inc. or a successor manager of the Project designated and approved as provided in this Agreement.

          2.11 Stated Maturity Date. The fifth (5th) anniversary of the date of this Agreement unless the Borrower shall qualify for and elect the Extension Term as provided in this Note, in which case such term shall mean the tenth (10th) anniversary of the date of this Agreement.

          2.12 Tax Account. A segregated, interest bearing, bank account maintained by Lender at River Bank America, in which Lender shall deposit and hold the Monthly Tax Escrow Payments as provided in this Agreement.

     3. Letter of Credit. Borrower has of even date herewith delivered to Lender an unconditional and irrevocable letter of credit for the benefit of Lender in the face amount of $58,334.00, expiring on January 1, 1995. The Letter of Credit is hereby pledged to Lender as additional security for the Renewed Loan. Lender shall hold the Letter of Credit until the earlier to occur of (i) the occurrence of a default under the Renewed Loan or (ii) December 1, 1994. If the event which first occurs is the occurrence of a default under the Renewed Loan, Lender shall be entitled to draw down the amount of the Letter of Credit and apply the same to the reduction of the outstanding principal and interest on the Renewed Loan in such order as Lender may elect. If the event which first occurs is December 1, 1994, Lender shall return the Letter of Credit to Borrower.

     4. Tax Account. Borrower shall pay the Monthly Tax Escrow Payment to Lender on the first day of each month during the Loan Term (except that the initial Monthly Tax Escrow Payment shall be made on or before December 15, 1993), together with Borrower's payment of principal and/or interest under the Note. Lender shall deposit each Monthly Tax Escrow Payment into the Tax Account as soon as reasonably convenient after receipt thereof. All funds on deposit in the Tax Account shall be held and disbursed by Lender in accordance with the provisions of Article 5(b) of the Mortgage, provided that the Tax Account shall be an interest bearing account, notwithstanding any provision to the contrary contained in said Article 5(b).

     5. Management of Project. The Project shall be managed by the Project Manager in accordance with this Agreement and the provisions of the property management agreement between the Project Manager and Borrower (the "Management Agreement"), a true and correct copy of which has been delivered to Lender. Borrower shall not modify, amend or terminate the Management Agreement without the prior written consent of Lender. In the event that Decade Properties, Inc. is terminated as the Project Manager with the consent of Lender, Borrower shall submit to Lender the name, resume and such other materials concerning the qualifications and experience of the property management entity which Borrower proposes be designated as the new Project Manager as Lender may reasonably request, and the designation of a new property management entity to serve as Project Manager shall not be made without the prior written approval of the new Project Manager by Lender.

     6.   Budgets and Operating Reports.

          6.1 Annually, on or before January 1, 1994 for calendar year 1994 and on December 1 of each year thereafter for subsequent calendar years during the Loan Term, Borrower shall prepare and submit to Lender an operating budget for the Project substantially in the form attached hereto as Exhibit "A." Such Budget shall be for informational purposes, unless and until an Event of Default shall occur. Following the occurrence of an Event of Default, any budget submitted thereafter shall be subject to Lender's approval and Borrower shall submit supporting documentation with such budget. Any required approval by Lender shall be granted or withheld by Lender in its sole, but reasonable, discretion. Following the occurrence of an Event of Default, Borrower shall not exceed any line item of the approved Budget by more than ten percent (10%) without the prior written approval of Lender.

          6.2 Borrower shall provide to Lender monthly, a then current rent roll for the Project in Borrower's standard form and an operating statement for the Project for such month substantially in the form attached hereto as Exhibit "B." Further, Borrower shall deliver to Lender copies of any financial statements (including Forms 10Q and 10K, with attachments) which Borrower is required to file with the Securities and Exchange Commission or other applicable governmental authority within ten
(10) days after the same is filed with such governmental authority. The provisions of this Section 6.2 shall supersede and replace, in their entirety, the provisions of Section 15 of the Mortgage.

     7. Operation of Project. Borrower shall, or shall cause the Project Manager to, protect, preserve and maintain the Security, pay and perform all obligations of the landlord under tenant leases, timely pay all valid statements or invoices for services rendered by third parties to or for the benefit of the Security, maintain in full force and effect all insurance required by the Loan Documents and otherwise comply with the provisions of the Loan Documents applicable to the management and operation of the Project which are not inconsistent with the terms hereof.

     8. Sale or Transfer of Interests in the Project and/or Pelican. During the Loan Term, Borrower shall not voluntarily or by operation of law, sell, convey, transfer or permit to be sold, conveyed or transferred, any interest in the Project or any part thereof without the prior written consent of Lender having been first obtained. In the event that the Project is transferred by Borrower to Decade Companies Income Properties, a Limited Partnership ("Decade"), as contemplated by Borrower, Lender agrees not to unreasonably withhold its consent to a one-time transfer of the Project by Decade, provided the proposed transferee (i) has a net worth of not less than $5,000,000, (ii) has demonstrated multi-family residential management experience and has not less than 2,000 multi-family residential units under management and (iii) is not, and is not related to or affiliated with, any entity which is or has been a borrower from Lender which has been or then is in default to Lender with respect to any such borrowing(s). In connection with any such approved transfer, Lender may charge a transfer or assumption fee not to exceed one percent (1%) of the then outstanding balance of the Loan. Further, Borrower shall not sell or transfer any of its stock to anyone who is not a shareholder as of the date of this Agreement without the prior written consent of Lender having been first obtained. Any prohibited transaction under this subparagraph shall be null and void.

     9. Event of Default. The occurrence of any of the following events shall constitute an "Event of Default" for purposes of this Agreement:

               (a) if any payment required of Borrower pursuant to this Agreement is not received within five (5) days after the same becomes due and payable; or

               (b) if Borrower (a) shall willfully fail, in any material respect, to perform (or cause to be performed) any of its covenants and agreements under this Agreement (other than the making of a required payment), or (b) shall fail through inadvertence, in any material respect, to perform (or cause to be performed) any of its covenants and agreements under this Agreement (other than the making of a required payment), and such failure remains uncured upon the expiration of five (5) days following notice of same from Lender to Borrower; or

               (c)  if an event shall occur which would entitle
Lender, pursuant to Article 18 of the Mortgage, to declare the principal and interest under the Note to be due and payable; or

               (d) if any representation or warranty of Borrower contained herein or in the Loan Documents shall be determined to have been materially false, inaccurate or misleading when made;
or

Upon the occurrence of an Event of Default, Lender shall be entitled to pursue all rights and remedies provided in this Agreement, the Note, the Mortgage and/or the other Loan Documents, including, without limitation, the right to declare the entire outstanding principal amount of the Note, together with accrued and unpaid interest, to be immediately due and payable and the right to foreclose the lien of the Mortgage.

     10. Representations and Warranties. As a material inducement to Lender's agreements and stipulations herein, Borrower, as to all subparagraphs hereof, and Guarantor, as to Subparagraphs 12.1, 12.2(d), 12.3 and 12.5, warrant and represent to Lender as follows:

          10.1 No Claims, Defenses, Etc. Neither Borrower nor Guarantor has any claim, defense or right of setoff whatsoever with respect to any of the obligations evidenced by or arising under the Note or the other Loan Documents, or otherwise relating to the Renewed Loan.

          10.2 Organization, Corporation, Power, Etc.

               (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida;

               (b) Borrower (i) has all requisite right, power and authority to own property and to carry on its businesses in the State of Florida, and (ii) is in compliance with all laws, regulations, ordinances and rules of public authorities which are applicable thereto;

               (c) Borrower has all requisite right, power and authority under its organizational documents and applicable law to execute and deliver this Agreement, the Note and the other documents executed in connection with the Renewed Loan and to consummate the transactions contemplated hereby;

               (d) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all requisite right, power and authority under its organizational documents and applicable law to execute and deliver this Agreement to consummate the transactions contemplated hereby and thereby.

          10.3 Validity of Agreement. The execution and delivery of this Agreement and the performance by Borrower and Guarantor of their respective covenants and agreements hereunder:

               (a) have been duly authorized by all requisite action on the part of Borrower and Guarantor, including, without limitation, the obtaining of any required shareholder or partner approvals;

               (b)  do not, to the best of Borrower's or
Guarantor's knowledge and belief, require the approval of any governmental authority;

               (c) will not violate any provision of law, any order or regulation of any court or other governmental authority, or any undertaking, indenture, contract, agreement or other instrument to which Borrower or Guarantor is a party or by which Borrower or Guarantor, or any of their properties or assets, is bound; and

               (d) will not conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under or breach of any such undertaking, indenture, contract, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any such properties or assets.

          10.4 Title. Borrower owns (i) fee simple title to the Real Property, subject only to real property taxes and to easements, encumbrances and other matters which are evidenced by instruments recorded in the Public Records of Pinellas County, Florida prior to the date of this Agreement. Borrower covenants and agrees that, from and after the date of this Agreement, it will not take, permit or suffer any action that would render the representations and warranties contained in this subparagraph untrue or inaccurate in any respect.

          10.5 Financial Statements. To the best of Borrower's knowledge, all financial and/or operating statements that have been furnished to Lender with respect to the Project, Borrower and\or any proposed purchaser of the Project are true, complete and accurate in all material respects.

          10.6 Compliance with Laws, Etc. The Project is in compliance with all laws, codes, ordinances, rules and regulations applicable thereto, and with all orders and requirements imposed by any governmental authority having or claiming jurisdiction thereof.

          10.7 Accounts Payable. Except for certain unpaid operating expenses for the current month, Borrower has paid or caused to be paid all valid statements or invoices which (i) relate to services rendered by third parties to or for the benefit of the Project prior to the date of this Agreement, and
(ii) were due and payable on or before the date of this Agreement.

     11. Notice. Any notice, request, demand, consent, approval or other communication made pursuant hereto or in connection herewith shall be in writing and shall be delivered (except as otherwise provided in this Agreement) either by personal delivery or by certified or registered mail, return receipt requested, postage prepaid, addressed to the party for whom it is intended at the following addresses:

          To Borrower
          or Guarantor:       Pelican Sound Apartments, Inc.
                              1231 Younge Street
                              Toronto, Ontario, Canada M4T 2T8
                              Attn: Sheldon Fenton

          To Lender:          River Bank America
                              145 Huguenot Street
                              New Rochelle, New York 10801
                              Attn: Edward L. Shugrue, III

          with a copy to:     Richard H. Sollner, Esq.
                              Trenam, Simmons, Kemker, Scharf,
                              Barkin, Frye & O'Neill, P.A.
                              Barnett Plaza, Suite 2700
                              Tampa, Florida 33602

provided, however, that any party may change its address for purposes of receipt of any such communication by giving at least ten (10) days' written notice of such change to the other parties in the manner above prescribed. Any communication effected by personal delivery (including without limitation personal delivery by a nationally recognized overnight delivery service or by courier) shall be effective upon delivery. Any communication mailed in accordance with the above provisions shall be deemed received and effective on the third business day after the date on which mailed.

     12. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Florida.

     13. Severability. In case any one or more of the provisions of this Agreement is determined to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions shall be in no way affected, prejudiced or impaired thereby.

     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement.

     15. No Partnership or Joint Venture. Neither anything contained in this Agreement nor any acts of the parties hereto shall be construed to create a partnership or joint venture of any kind between Lender and any one or more of Borrower or Guarantor.

     16. Headings. The paragraph and subparagraph headings of this Agreement are for convenience and reference only and shall not be considered a part hereof, nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

     17. Time of Essence. Time is of the essence of this Agreement and all of the terms and conditions hereof.

     18. Jury Trial is Waived. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation based upon or arising out of this Agreement, the Renewed Loan, any document or instrument related hereto or thereto, any of the security for the Renewed Loan or any dealings or relationships between or among the parties, or any of them.
If the subject matter of any such litigation is one in which the waiver of a jury trial is prohibited, by constitutional or statutory provision, no party hereto will present as a defense or counterclaim in such litigation any claim which would reduce or offset any amount or right claimed under the provisions of this Agreement or the Loan Documents. No party will seek to consolidate any such action, in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     19. Attorneys' Fees. In the event of any litigation arising out of any breach or alleged breach of this Agreement, the prevailing party shall be entitled to recover all costs, expenses and reasonable attorneys' fees incurred thereby in connection with such litigation, including without limitation any trial or appeal.

     20. Indemnification by Borrower. Borrower covenants and agrees that, in the event of the occurrence of any Event of Default, it shall indemnify Lender and hold Lender harmless from and against any and all loss, cost, expense, liability or claim arising therefrom or in connection therewith.

     21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified except by written agreement of the party sought to be charged therewith. The terms and conditions of this Agreement shall be binding upon, be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns. The parties acknowledge and agree that this Agreement relates solely to the Renewed Loan, and does not affect any other transactions between or among the parties hereto.

     22. Exhibits. All of the exhibits and schedules attached hereto are incorporated herein by reference and form a part of this Agreement.

     23. Joinder by Guarantor. Guarantor joins in the execution of this Agreement for the purposes of (i) making the representations set forth in Paragraph 12, (ii) consenting to the modification of the Original Loan in the manner set forth in this Agreement, the Note, the Mortgage and the other Loan Documents and (iii) confirming that that certain Guaranty of Payment dated December 27, 1989, executed by Guarantor in favor of Lender remains in full force and effect with respect to the Renewed Loan.

     IN WITNESS WHEREOF, Borrower, Guarantor and Lender have caused this Agreement to be duly executed and delivered on the date first above written.

                                   BORROWER:


Signed, sealed and delivered       PELICAN SOUND APARTMENTS, INC.,
in our presence as witnesses:      a Florida corporation


__________________________         By:  /s/ Renee Gareau
                                   Name:  Rene Gareau
                                   Title: Vice President
__________________________
As to Pelican



                                   GUARANTOR:

                                   FENGAR INVESTMENTS CORPORATION,
                                   a Canadian corporation


_________________________          By: /s/ Rene Gareau
                                   Name:  Rene Gareau
                                   Title:  Vice President
_________________________
As to Guarantor



                                   LENDER:

                                   RIVER BANK AMERICA, a New York
                                   banking corporation


__________________________         By:  _________________________
                                   Name:  _______________________
                                   Title: _______________________
__________________________
As to Lender